Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2014, relating to our audit of the consolidated financial statements of Cordia Bancorp Inc., which appears in the Annual Report on Form 10-K of Cordia Bancorp Inc., for the year ended December 31, 2013.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
July 3, 2014